CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this registration statement on Form N-1A (File No. 333-14943 and 811-7881) of our report dated January 16, 1998, on our audit of the financial statements and financial highlights of BRAZOS/JMIC Small Cap Growth Portfolio and BRAZOS/JMIC Real Estate Securities Portfolio, each a series of Brazos Mutual Funds, as of November 30, 1997 and for the period from December 31, 1996 (commencement of operations) through November 30, 1997, which report is included in the Statement of Additional Information on Form N-1A. We also consent to the reference to our Firm under the headings "Financial Highlights," "Independent Accountants" and "Reports" in the Prospectus.




COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 13, 1998

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